Exhibit 99.1

Ace Marketing’s President Michael Trepeta Conducts New Webcast Interview to Further Explain Recent PR to Launch its Proximity Marketing Technology into Shopping Malls

New York, NY – July 21, 2010 - Ace Marketing & Promotions, Inc. (OTCBB: AMKT) announces that its President Michael Trepeta has conducted a second audio-taped webcast interview with The Green Baron Report to clearly explain the potential of its proximity marketing technology and address the magnitude of its press release issued on June 22 to launch this network in shopping malls.  All interested parties are urged to listen to this audio taped webcast that is now available on the “Webcasts” page at www.TheGreenBaron.com.

In the new webcast, Mr. Trepeta explains, “Shopping malls are the crown jewel of any marketing campaign.”  He added, “Our national network is expected to grow from 10 malls to over 100 malls over the next twelve months.  National exposure should draw the biggest advertisers in the country.”

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTCBB: AMKT)

Ace Marketing & Promotions Inc. is a New York based, full-service promotional marketing company offering a wide array of business solutions which include; Branding and Branded Merchandise, Mobile Marketing Solutions, Website Development, ACE CMS Platform, and Direct Relationship Marketing Solutions. Ace Marketing & Promotions Inc. is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. Ace has recently added several new revenue stream models. The long-term strategic plan is for Ace to find new opportunities while leveraging its core competencies. For a demo of Ace's Proximity Marketing you can visit http://www.acemarketingdemo.com or http://www.proximitymarketingus.com.

About The Green Baron Report

The Green Baron Report is a subsidiary of Evergreen Marketing. The Green Baron Report is an internet stock market newsletter that focuses on low priced stocks that appear to have significant upside potential. For more information about Evergreen Marketing, Inc. and their subsidiary The Green Baron Investors Society visit them on the web at http://www.EvergreenMarketingInc.com and http://www.TheGreenBaron.com. Our disclaimer can be viewed athttp://www.thegreenbaron.com/Disclaimer.htm. Investors who wish to receive The Green Baron Report for free can join at http://www.thegreenbaron.com/Join.htm.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

SOURCE: Evergreen Marketing, Inc.

Media Contact:

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com